UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2016

MICROPHASE CORPORATION

(Exact name of registrant as specified in its charter)

Connecticut	000-55382	06-0710848
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

100 Trap Falls Road Extension, Suite 400, Shelton, CT	06484
(Address of principal executive offices)	(Zip Code)

(203) 866-8000
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 19, 2016, Microphase Corporation (the “Company”) completed the closing (the “Closing”) of a private placement subscription by an accredited investor (the “Subscription”) in the amount of $250,000 for (i) 125,000 shares of the Company’s restricted common stock, no par value per share (“Common Stock”), pursuant to a Subscription Agreement (the “Subscription Agreement”) and (ii) a warrant to purchase 125,000 shares of Common Stock at an exercise price of $2.50 per share (the “Warrant”).

The Company utilized the services of a FINRA registered placement agent (the “Placement Agent”) for the Subscription. In connection with the Subscription, the Company paid such placement agent an aggregate cash fee of $25,000 and will issue to such placement agent or its designees 25,000 shares of restricted Common Stock. The net proceeds to the Company from the Subscription, after deducting the forgoing fees and other Subscription expenses, are expected to be approximately $225,000.

The Closing occurred following the satisfaction of customary closing conditions and the Subscription Agreement and Warrant contain typical representations and warranties. The representations and warranties contained in the Subscription Agreement and Warrant were made by the parties to, and solely for the benefit of, the other in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties. The provisions of the Subscription Agreement and Warrant, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements, and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and their agreements.

Additionally, both the investor under the Subscription Agreement and the Placement Agent entered into lock-up agreements placing certain restrictions on their ability to sell or transfer the securities issued pursuant to the Subscription.

The above descriptions of the Subscription Agreement and Warrant do not purport to be complete and are qualified in their entirety by the full text of such documents, the forms of which are attached as Exhibit 10.1 and 10.2 to this Current Report on Form 8-K, respectively, and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

The securities issued pursuant to the Offering were not registered under the Securities Act of 1933, as amended (the “Securities Act”), but qualified for exemption under Section 4(a)(2) of the Securities Act. The securities were exempt from registration under Section 4(a)(2) of the Securities Act because the issuance of such securities by the Company did not involve a “public offering,” as defined in Section 4(a)(2) of the Securities Act, due to the insubstantial number of persons involved in the transaction, size of the offering, manner of the offering and number of securities offered. The Company did not undertake an offering in which it sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(a)(2) of the Securities Act since they agreed to, and received, share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, the Company has met the requirements to qualify for exemption under Section 4(a)(2) of the Securities Act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The exhibit listed in the following exhibit index is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
10.1	Form of Subscription Agreement
10.2	Form of Common Stock Purchase Warrant

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROPHASE CORPORATION

Date: April 25, 2015	By:	/s/ Necdet Ergul
Necdet Ergul Chief Executive Officer